Putnam Small Cap Growth Fund, December 31, 2016, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				    4

72DD2

Class R6			   37
Class Y				   21

73A1

Class A			       0.0010


73A

Class R6		       0.1320
Class Y			       0.0760

74U1

Class A				3,526
Class B				   82
Class C				  327
Class M				   38

74U2

Class R				  264
Class R6			  277
Class Y				  294

74V1

Class A				31.40
Class B				27.99
Class C				27.89
Class M				29.10

74V2

Class R				30.42
Class R6			32.39
Class Y				32.37

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.